EXHIBIT 99.1

PRESS RELEASE

AVEO Pharmaceuticals Announces $61 Million Private Placement

Proceeds to Fund Expanding and Accelerating Clinical Development Plans for Tivozanib

CAMBRIDGE, Mass., Oct 29, 2010 (BUSINESS WIRE) — AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO), a biopharmaceutical company focused on discovering, developing and commercializing cancer therapeutics, today announced the execution of a securities purchase agreement with a select group of institutional and accredited investors providing for a private placement, or PIPE financing. Upon the closing of the PIPE financing, AVEO will receive gross proceeds of approximately $61 million resulting from the sale of 4.5 million shares of common stock at a purchase price of $13.50 per share, which represents an approximate 7% discount to the closing price on October 28, 2010. The closing of the PIPE financing is subject to standard closing conditions. J.P. Morgan Securities LLC and Canaccord Genuity Inc. served as joint lead placement agents for the financing. RBC Capital Markets Corporation served as co-placement agent.

AVEO will announce financial results during its third quarter earnings conference call scheduled for Thursday, November 4, 2010 at 10:00 am ET.

The funding to be raised in this financing is expected to enable AVEO to accelerate and expand the clinical development of tivozanib, its lead product candidate, in parallel with its ongoing Phase 3 registration trial in patients with advanced kidney cancer (TIVO-1), to ramp up its pre-commercial efforts for tivozanib, and to assume development responsibilities for AV-299, its internally discovered anti-HGF antibody. Target enrollment of TIVO-1 was completed in August 2010, six months ahead of schedule, and AVEO expects to announce top-line data from the trial in mid-2011.

“We believe that AVEO is in a strong position with two promising late-stage assets, tivozanib and AV-299,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “We expect that this financing will provide us with additional resources to meaningfully advance tivozanib and AV-299 by expediting clinical development plans for both products, as well as continuing to make progress with our antibody pipeline. We believe we are well-positioned to move toward our goal of becoming a fully-integrated commercial organization, and enhancing the long-term growth of the company and value for shareholders.”

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. AVEO has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) integrates a proprietary cancer biology platform with drug development and commercial expertise in its efforts to discover and develop targeted cancer therapeutics. The company’s lead product, tivozanib, is an oral, triple VEGF receptor inhibitor with a highly differentiated profile. Tivozanib is currently being investigated in a global, randomized Phase 3 clinical trial called TIVO-1 comparing tivozanib to sorafenib in advanced kidney cancer, as well as additional clinical studies in other solid tumor types. AVEO’s second product candidate, AV-299, is a potent, functional anti-HGF antibody that is currently in Phase 2 development. AVEO’s proprietary, integrated cancer biology platform offers the company a unique advantage in oncology drug development and has provided a discovery engine for high-value targets. This approach has resulted in a promising pipeline of monoclonal antibodies against novel targets including HGF, ErbB3, RON, Notch and FGFR. For more information, please visit the company’s website at www.aveopharma.com.

Forward Looking Statements

Any statements in this press release about AVEO’sfuture expectations, plans and prospects, including whether and when the private placement will close, and whether the proceeds from the financing will allow AVEO to accelerate and expand development of tivozanib and to assume responsibility for the development of AV-299, AVEO’s cancer biology platform offering a unique advantage in oncology drug development, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: AVEO’s inability, or the inability of the investors, to satisfy the conditions to closing for the PIPE financing, AVEO’s ability to successfully research, develop, obtain and maintain regulatory approvals for tivozanib, AV-299 and its other product candidates; expected timing of top-line TIVO-1 data; AVEO’s reliance on outside financing to meet its capital requirements; AVEO’s inability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; unplanned operating expenses; AVEO’s inability to raise substantial additional funds to achieve its goals; general economic and industry conditions; and other factors discussed in the “Risk Factors” section of AVEO’s most recent Form 10-Q filed with the Securities and Exchange Commission , and in other filings that AVEO periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause AVEO’s views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, AVEO specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing AVEO’s views as of any date subsequent to the date of this press release.

SOURCE: AVEO Pharmaceuticals, Inc.

AVEO Pharmaceuticals, Inc.

Investor Contact:

Monique Allaire, 617-299-5810

or

Media Contact:

Pure Communications

Caton Lovett, 910-232-7166